                                                                    EXHIBIT 11.1

                             NEUROGEN CORPORATION
               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
       (in thousands, except Net Income (Loss) per Common Share amounts)


                                          THREE MONTHS       THREE MONTHS       NINE MONTHS        NINE MONTHS
                                             ENDED              ENDED              ENDED              ENDED
                                         SEPT. 30, 1997     SEPT. 30, 1996     SEPT. 30, 1997     SEPT. 30, 1996
                                          (UNAUDITED)        (UNAUDITED)        (UNAUDITED)        (UNAUDITED)
                                         ---------------    ---------------    ---------------    ---------------
Primary:

Weighted average shares of
  common stock outstanding                       14,362            14,192              14,332              14,118

Dilutive effect of :
    Warrants                                         (1)               42                  36                  43
    Stock options                                    (1)            1,151               1,022               1,305
                                         ---------------    ---------------    ---------------    ---------------

Common and common
  equivalent shares                              14,362            15,385              15,390              15,466
                                         ===============    ===============    ===============    ===============

Net income (loss)                        $         (922)    $         332               1,673     $         5,060
                                         ===============    ===============    ===============    ===============

Earnings (loss) per common and
  common equivalent shares               $        (0.06)    $         .02      $         0.11                0.33
                                         ===============    ===============    ===============    ===============
Fully Diluted:
Weighted average shares of
  common stock outstanding                       14,362            14,192              14,332              14,118

Dilutive effect of :
    Warrants                                         (1)               42                  36                  43
    Stock options                                    (1)            1,215               1,314               1,305
                                         ---------------    ---------------    ---------------    ---------------

Common and common
  equivalent shares                              14,362            15,449              15,682              15,466
                                         ===============    ===============    ===============    ===============

Net income (loss)                        $         (922)    $         332               1,673     $         5,060
                                         ===============    ===============    ===============    ===============


Earnings (loss) per common and
  common equivalent shares               $        (0.06)    $           .02    $         0.11                0.33
                                         ===============    ===============    ===============    ===============


(1) The Common Stock Equivalents have not been included as their inclusion would be antidilutive.